Exhibit 99.1

Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2005-03
	Ken Whitehurst	Seth Moskowitz
	(336) 741-0951	(336) 741-7698

Reynolds American Reports Full Year/Fourth Quarter 2004 Results;
Announces Guidance for 2005; Unveils New Brand Portfolio Strategy

WINSTON-SALEM, N.C. – Feb. 15, 2005 – Reynolds American Inc. (NYSE: RAI) today reported results for full-year and fourth-quarter 2004, and announced its full-year guidance for 2005. The company also announced the new brand portfolio strategy for its largest subsidiary, R.J. Reynolds Tobacco Company (R.J. Reynolds).

Reynolds American was established as a publicly traded holding company on July 30, 2004, following a combination of the nation’s No. 2 and No. 3 cigarette manufacturers, R.J. Reynolds and the U.S. operations of Brown & Williamson Tobacco Corporation (B&W). At that time, Lane Limited (Lane), a tobacco products manufacturer and distributor, was also acquired by RAI. Other RAI subsidiaries include R.J. Reynolds Global Products, Inc. and Santa Fe Natural Tobacco Company, Inc. (Santa Fe).

The full-year results reported today include the pre-merger results of R.J. Reynolds Tobacco Holdings, Inc. (formerly publicly traded as RJR; now a wholly owned subsidiary of RAI) through July and the consolidated RAI earnings for August through December. To provide additional perspective on the company’s current performance, RAI is also presenting certain pro-forma GAAP measurements.

“2004 was a year in which we began to build the foundation for Reynolds American’s future,” said Susan M. Ivey, Reynolds American’s chief executive officer and president. “Several initiatives helped drive our solid financial performance in 2004. We completed the merger, moved quickly to integrate the combined businesses and captured initial merger-related synergies of about $75 million, which will build to annualized savings of approximately $600 million by year-end 2006. During 2004, we also essentially completed the restructuring RJR announced in 2003, and ended the year ahead of schedule, by reaching 95 percent of our $1 billion goal in cost reductions.”

Fourth Quarter and Full Year Results

RAI’s fourth-quarter and full-year results follow in two sections: one that presents as-reported (GAAP) measurements, and a second section that provides pro-forma information.

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GAAP (As Reported) Fourth Quarter and Full Year Results – Highlights

	Fourth Quarter			Full Year
			%			%
(dollars in millions, except per-share amounts)	2004[1]	2003[2]	Change	2004[1]	2003[2]	Change
Net sales	$2,001	$1,234	62.2%	$6,437	$5,267	22.2%
Operating income (loss)	$49	$(473)	—	$882	$(3,841)	—
Net income (loss)[3]	$76	$(136)	—	$688	$(3,446)	—
Net income (loss) per diluted share	$0.51	$(1.62)	—	$6.17	$(41.17)	—

1.	2004 operating results include the following benefits: full-year merger-related synergies of about $75 million, with $45 million in the fourth quarter; and a fourth-quarter benefit of $69 million related to the Phase II growers’ trust. These benefits were offset by: fourth-quarter non-cash trademark impairment charges of $199 million; one-time merger-related costs of $130 million for the full year, with $43 million in the fourth quarter; $50 million in legal settlements for the year, which include fourth-quarter charges of $17 million to settle the California MSA advertising case and a first-quarter charge of $33 million related to the settlement of the tobacco growers’ lawsuit; $43 million in merger-related amortization and depreciation for the year, with $33 million in the fourth quarter; $38 million in accruals for returned goods recorded in the fourth quarter, resulting from changes in brand strategy; and net restructuring and asset impairment charges of $5 million for the year, with $30 million in the fourth quarter. After-tax numbers are shown in the attached financial schedules.

2.	Full-year 2003 results include restructuring and asset impairment charges totaling $368 million ($224 million after tax), and non-cash trademark, goodwill and fixture impairment charges related to restructuring of $4.20 billion ($4.02 billion after tax). Fourth-quarter and full-year 2003 also include benefits of $3 million ($2 million after tax) and $96 million ($58 million after tax), respectively, from a change in R.J. Reynolds’ returned-goods policy.

3.	2004 net income includes $175 million in favorable tax resolutions, with $30 million in the fourth quarter, and a third-quarter $49 million gain on RJR’s acquisition of Nabisco Group Holdings in 2000. Net income also includes a $12 million gain on the 1999 sale of RJR’s international tobacco business to Japan Tobacco, with $11 million in the fourth quarter. Fourth-quarter and full-year 2003 benefited from $357 million and $412 million, respectively, resulting from favorable resolutions of prior-year tax matters.

GAAP Balance Sheet Highlights (as of Dec. 31, 2004)

•	Cash and short-term investments:	$2.0 billion

•	Debt:	$1.6 billion

•	Equity:	$6.2 billion

•	Dividend:	$0.95 per share quarterly; $3.80 per share annualized

Full Year Financial Results (GAAP)

For the full year 2004, net sales were $6.4 billion, up 22.2 percent compared with $5.3 billion in 2003, due to incremental revenues resulting from the business combination.

Operating income was $882 million, compared with a loss of $3.84 billion in the prior-year period that resulted primarily from restructuring and related fixture, trademark and goodwill impairment charges totaling $4.56 billon in 2003. Full-year 2004 operating results include:

•	$75 million in merger-related synergies;

•	$69 million benefit related to the Phase II growers’ trust;

•	$199 million in non-cash trademark impairment charges;

•	$130 million in one-time merger-related costs;

•	$50 million in legal settlements;

•	$43 million in merger-related amortization and depreciation;

•	$38 million in accruals for returned goods; and

•	$5 million in net charges to previously announced restructurings.

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Net income of $688 million, or $6.17 per diluted share, compares with a net loss of $3.45 billion, or $41.17 per share for full-year 2003. The loss in 2003 was driven by restructuring and impairment charges of $4.25 billion after tax, partially offset by $412 million in favorable resolutions of tax matters. In addition to the factors impacting operating income, full-year 2004 net income includes:

•	$175 million in favorable tax resolutions, including a $49 million gain on RJR’s acquisition of Nabisco Group Holdings in 2000; and

•	$12 million gain on the 1999 sale of RJR’s international tobacco business.

Fourth Quarter Financial Results (GAAP)

On a GAAP basis, RAI’s fourth-quarter net sales were $2.0 billion, a 62.2 percent increase from the prior-year quarter, due to incremental revenues resulting from the business combination.

Fourth-quarter 2004 operating income of $49 million compares with an operating loss of $473 million in the prior-year quarter. The loss in the fourth quarter of 2003 was driven by $608 million of restructuring and non-cash fixture and goodwill impairment charges.

Fourth-quarter 2004 operating income includes:

•	$45 million in merger-related synergies;

•	$69 million benefit related to the Phase II growers’ trust;

•	$199 million in non-cash trademark impairment charges;

•	$43 million in one-time merger-related costs;

•	$38 million in accruals for returned goods;

•	$30 million in net charges to previously announced restructurings;

•	$17 million in legal settlements; and

•	$33 million in merger-related amortization and depreciation.

Fourth-quarter net income was $76 million, or $0.51 per diluted share, compared to a loss of $136 million, or $1.62 per share, in the year-ago quarter. Fourth-quarter 2003 net loss included $565 million of restructuring and non-cash goodwill and fixture impairment charges, partially offset by $357 million from the favorable resolution of prior-year tax matters.

In addition to the factors impacting operating income, fourth-quarter 2004 net income includes:

•	$30 million in favorable tax resolutions; and

•	$11 million gain on the 1999 sale of RJR’s international tobacco business.

A table that details significant adjustments that were made to determine GAAP earnings during the full-year and fourth-quarter periods of 2003 and 2004 is attached at the end of this document.

Operating Company Volume

The following table summarizes full-year and fourth-quarter U.S. cigarette shipment volume for RAI’s operating companies, compared with 2003 pre-merger volumes for R.J. Reynolds, Santa Fe, and Puerto Rico and other U.S. territories.

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Volume increases for the full-year and fourth-quarter 2004 were driven by the addition of former B&W brands.

Operating Company Volume

	For the Three Months			For the Year
	Ended Dec. 31			Ended Dec. 31
			%			%
(volume in billions of units)	2004	2003	Change	2004	2003	Change
R.J. Reynolds volume	28.0	19.2	46.0%	91.6	80.0	14.5%
Full-price	16.6	12.3	34.5%	57.0	49.7	14.5%
Savings	11.4	6.9	66.6%	34.6	30.3	14.5%
Other volume[1]	0.6	0.6	7.2%	2.4	2.3	7.5%
Total domestic volume	28.6	19.8	44.8%	94.0	82.3	14.3%

1.	Other volume includes U.S. volume for Santa Fe and Lane’s August through December 2004 U.S. cigarette sales, as well as volume for Puerto Rico and other U.S. territories. Percentages are calculated from unrounded volume numbers.

Industry Volume and Mix

Based on information from Management Science Associates, Inc. (MSAi), industry volume for the fourth quarter of 2004 was essentially stable at 98.2 billion units, compared to the prior-year period. The industry’s full-price to savings-brand mix was 69.8 percent for the fourth quarter of 2004, up 0.3 percentage points from the year-ago quarter. For the full year, total industry volume was 393.9 billion units, down 1.8 percent from 2003. The industry’s full-price mix for the full year was 69.7 percent, up 0.9 percentage points from the prior year. MSAi data for the year indicate that volume for deep-discount brands remained level at approximately 15 percent of total industry volume.

Pro Forma GAAP Results

The following results are presented as if the merger had been completed as of Jan. 1, 2003 (pro-forma GAAP basis). A table that reconciles GAAP to pro-forma GAAP is attached below. This table also details significant adjustments that were made to determine GAAP earnings during the full-year and fourth-quarter periods of 2003 and 2004.

Pro Forma GAAP Fourth Quarter and Full Year Results – Highlights1

	Fourth Quarter			Full Year
			%			%
(dollars in millions)	2004	2003	Change	2004	2003	Change
Net sales	$2,001	$1,996	0.3%	$8,285	$8,365	-1.0%
Operating income (loss)	$80	$(372)	—	$1,134	$(3,593)	—
Net income (loss)	$95	$(76)	—	$838	$(3,308)	—

1.	See the Reconciliation of GAAP to Pro Forma GAAP Results table attached at the end of this document.

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On a pro-forma GAAP basis, Reynolds American’s full-year and fourth-quarter 2004 earnings increased significantly due to charges associated with the prior-year implementation of key strategic initiatives. In 2003, fundamental changes were made to achieve substantial cost reductions and drive marketplace effectiveness and efficiency. These initiatives resulted in 2003 pre-tax restructuring and impairment charges totaling $618 million for the fourth quarter and $4.75 billion for the full year. In addition, 2003 results were favorably impacted by $96 million associated with a change in a returned-goods policy.

Reynolds American’s full-year and fourth-quarter 2004 operating earnings benefited from the strategic changes initiated in 2003 and $75 million of merger-related synergies for the year ($45 million in the fourth quarter). Fourth-quarter earnings also benefited by $69 million related to the growers’ trust. In addition to volume declines, 2004 earnings were impacted by restructuring, impairment, legal settlement, returned goods and merger-related expenses of $461 million ($327 million in the fourth quarter).

2004 pro-forma net income was impacted by the factors discussed above, as well as tax favorabilities totaling $175 million and a $12 million full-year gain ($11 million in the fourth quarter) related to the 1999 sale of RJR’s international tobacco business. 2003 pro-forma net income also included favorability of $412 million associated with the resolution of prior-year tax matters.

Operating Company Volume and Product Mix (Pro Forma)

The following table summarizes fourth-quarter and full-year U.S. cigarette shipment volume, reported as if all brands had been part of RAI’s operating companies at the beginning of the full periods presented.

Pro Forma Operating Company Volume

	For the Three Months			For the Year
	Ended Dec. 31			Ended Dec. 31
			%			%
(volume in billions of units)	2004	2003	Change	2004	2003	Change
R.J. Reynolds volume	28.0	28.6	-2.2%	113.6	118.9	-4.5%
Full-price	16.6	16.9	-1.6%	67.4	68.7	-1.9%
Savings	11.4	11.7	-2.9%	46.2	50.2	-8.0%
Other volume[1]	0.6	0.7	-2.8%	2.5	2.5	-0.9%
Total domestic volume	28.6	29.3	-2.2%	116.1	121.4	-4.4%

1.	Other volume includes U.S. cigarette volume for Santa Fe, Lane, and Puerto Rico and other U.S. territories. Percentages are calculated from unrounded volume numbers.

R.J. Reynolds’ Shipment Volume (Pro Forma)

R.J. Reynolds’ 2004 full-year volume was 113.6 billion units, down 4.5 percent from the prior year. Fourth-quarter volume, which benefited from trade inventory movement, was 28.0 billion units, down 2.2 percent from the year-ago quarter.

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For both the full-year and the quarter, the performance of the company’s full-price brands was stronger than that of its savings brands. Full-price mix for full-year 2004 was 59.3 percent, up 1.5 percentage points from the prior year. The full-price mix for the fourth quarter of 2004 was 59.2 percent, up 0.3 percentage points from the fourth quarter of 2003.

R.J. Reynolds’ Retail Share (Pro Forma)

The following share information is reported as if all brands were part of R.J. Reynolds at the beginning of the periods presented.

R.J. Reynolds’ 2004 share of U.S. retail cigarette sales was 30.82 percent, down 1.27 percentage points from 2003. Fourth-quarter share was 30.66 percent, down 0.79 percentage points from the prior-year period. Share losses were driven by non-investment brands, including strategic decisions on Winston, Doral and private-label brands.

Camel, Kool, Salem and Pall Mall were the R.J. Reynolds and B&W investment brands prior to the business combination. While R.J. Reynolds developed its new, post-merger brand-portfolio strategy, which is discussed below, the company continued to implement the programs that had been independently developed for those four brands prior to the merger.

During 2004, the combined fourth-quarter share of those four key brands was 13.33 percent, up 0.77 points from the fourth quarter of 2003. For the full year, the share of those four brands was 13.16 percent, up 0.67 percentage points from the prior year. That growth was driven by Camel and Pall Mall, which each gained one-third of a share point in 2004. While there was modest movement on Salem and Kool in 2004, on a combined basis, they were relatively stable for the year.

R.J. Reynolds’ Brand Portfolio Strategy

A key RAI objective following the merger was the development of a new brand-portfolio strategy for R.J. Reynolds. A comprehensive analysis of each brand led to a new brand-portfolio strategy that focuses the organization and resources of the company on its highest-potential premium brands. The new portfolio strategy establishes three categories of brands: investment brands, selective support brands and non-support brands.

As R.J. Reynolds’ two investment brands, Camel and Kool will be the company’s highest-priority brands. Significant equity building resources have been reallocated to focus on accelerating Camel and Kool’s share-of-market growth.

Camel, R.J. Reynolds’ largest and fastest-growing full-price brand, has a track record of consistent share growth and marketplace momentum. Camel’s relevant, powerful and unique Pleasure to Burn positioning has made it one of the few full-price brands in the industry that has shown sustained growth. Kool’s heritage and its proven appeal among competitive menthol smokers also provide an excellent platform for future growth. The company believes that executional excellence, creativity and innovation in the marketplace are the keys to accelerating the growth of Camel and Kool.

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R.J. Reynolds’ selective support brands include two full-price brands, Winston and Salem, and two savings brands, Doral and Pall Mall. The objective for Winston and Salem is to moderate share declines while optimizing profitability. On the two savings brands, the objective is to maintain a viable presence in the savings category while optimizing profits. Selective-support brands will be competitively priced and will receive limited marketing support, focused primarily on maintaining brand loyalty among their current smokers.

R.J. Reynolds’ non-support brands will be managed to maximize their profitability and will receive no equity marketing support. In line with this strategy, the company expects significant volume declines on its non-support brands, many of which are higher-margin full-price brands.

R.J. Reynolds believes that this focused portfolio strategy, combined with merger-related synergies and continuous productivity improvements, will deliver profit growth. Over a longer period of time, the company expects growth in total company share, as gains on investment brands offset declines among other brands.

“We are committed to sustainable earnings growth and creating shareholder value by maximizing the potential of our operating businesses,” said Ivey. “Growth through the new brand-portfolio strategy, combined with a relentless focus on productivity and operating our business with the highest responsibility and integrity, gives R.J. Reynolds a solid platform for success. We are also creating a high-performance culture that leverages the talent and passion of our employees and will drive our future results.”

Reynolds American Outlook

“The guidance we are giving today reflects anticipated earnings growth in 2005 based on capturing merger synergies and implementing R.J. Reynolds’ new brand-portfolio strategy,” said Dianne M. Neal, Reynolds American’s chief financial officer.

Neal said that for full-year 2005, Reynolds American forecasts:

•	Operating income of $1.65 billion to $1.75 billion;

•	Net income of $970 million to $1.030 billion; and

•	Diluted earnings per share of $6.55 to $6.95.

Among the factors contributing to operating results are:

•	Incremental synergies of $325 million to $375 million;

•	One-time merger-related expenses of approximately $100 million;

•	Merger-related depreciation and amortization of approximately $50 million; and

•	Total MSA and quota buyout expenses of approximately $2.8 billion, which includes a Phase II growers’ trust benefit of approximately $75 million.

Neal said that R.J. Reynolds expects a 6-to-8 percent volume decline in 2005 due to share declines that will occur as resources are shifted away from prior investment brands, as well as on-going declines on non-support brands.

She also said the 2005 forecast does not include the impact of a final ruling concerning a refund of 2004 Phase II payments, or charges associated with the pending sale of the company’s packaging division.

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Reynolds American expects to end 2005 with cash and short-term investments of approximately $2.0 billion, including $200 million to $250 million in merger-related cash costs. The company expects to end the year with $1.6 billion in debt. Neal noted that the company will be evaluating alternatives concerning pre-funding 2006 maturities of approximately $500 million.

“Reynolds American is off to a terrific start,” Neal said. “We are pleased with the progress Reynolds American is making in building a strong foundation to create additional shareholder value.”

Conference Call Webcast Today

Reynolds American will webcast a conference call to discuss fourth-quarter and full-year 2004 financial results at 9:30 a.m. Eastern Standard Time on Tuesday, Feb. 15. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site for seven days. Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Seth Moskowitz at (336) 741-7698.

Cautionary Information Regarding Forward-Looking Statements

Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding RAI’s future performance and financial results inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the substantial and increasing regulation and taxation of the cigarette industry; various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of cigarettes that are pending or may be instituted against RAI or its subsidiaries; the substantial payment obligations and limitations on the advertising and marketing of cigarettes under various litigation settlement agreements; the continuing decline in volume in the domestic cigarette industry; competition from other cigarette manufacturers, including increased promotional activities and the growth of deep-discount brands; the success or failure of new product innovations and acquisitions; the responsiveness of both the trade and consumers to new products and marketing and promotional programs; the ability to realize the benefits and synergies arising from the combination of R.J. Reynolds and the U.S. cigarette and tobacco business of B&W; any potential costs or savings associated with realigning the cost structure of RAI and its subsidiaries; the ability to achieve efficiencies in manufacturing and distribution operations without negatively affecting sales; the cost of tobacco leaf and other raw materials and commodities used in products; the effect of market conditions on the performance of pension assets, foreign currency exchange rate risk, interest rate risk and the return on corporate cash; the ratings of RAI securities; and the potential existence of significant deficiencies or material weaknesses in internal controls over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002. Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Reynolds American Inc. is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the United States, including five of the nation’s 10 best-selling brands: Camel, Winston, Kool, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products, and markets them both nationally and internationally. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available on the company’s Web site, www.ReynoldsAmerican.com.

(financial tables follow)

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REYNOLDS AMERICAN INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME-GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales (1)	$2,001	$1,234	$6,437	$5,267

Cost of products sold	1,225	800	3,872	3,218
Selling, general and administrative expenses	485	299	1,455	1,327
Fixture impairment	—	106	—	106
Amortization expense	13	—	24	—
Restructuring charges (adjustments) (2)	30	3	5	368
Goodwill and trademark impairment	199	499	199	4,089

Operating income (loss)	49	(473)	882	(3,841)

Interest and debt expense	23	21	85	111
Interest income	(14)	(6)	(30)	(29)
Other expense, net	(6)	(1)	(2)	(5)

Income (loss) from continuing operations before income taxes	46	(487)	829	(3,918)

Provision for (benefit from) income taxes	(19)	(108)	202	(229)

Net income (loss) from continuing operations	65	(379)	627	(3,689)

Gain on sale of discontinued businesses, net of income taxes (3)	11	122	12	122

Income (loss) before extraordinary item	76	(257)	639	(3,567)

Extraordinary item, net of income taxes (4)	—	121	49	121

Net income (loss)	$76	$(136)	$688	$(3,446)

Basic income (loss) per share:
Income (loss) from continuing operations	$0.44	$(4.53)	$5.66	$(44.08)
Gain on sale of discontinued businesses (3)	0.08	1.46	0.11	1.46
Extraordinary item (4)	—	1.45	0.44	1.45

Net income (loss)	$0.52	$(1.62)	$6.21	$(41.17)

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.44	$(4.53)	$5.62	$(44.08)
Gain on sale of discontinued businesses (3)	0.07	1.46	0.11	1.46
Extraordinary item (4)	—	1.45	0.44	1.45

Net income (loss)	$0.51	$(1.62)	$6.17	$(41.17)

Basic weighted average shares, in thousands	147,467	83,739	110,778	83,697

Diluted weighted average shares, in thousands	147,694	83,739	111,436	83,697

(1) Net sales in the three and twelve month periods of 2003 benefited from adjustments of $3 million and $96 million, respectively, related to revised sales programs.

(2) Includes impairment of assets held for sale, mostly offset by reversal of previous charges.

(3) The 1999 gain on the sale of the international tobacco business was adjusted as a result of a favorable resolution of prior years’ tax matters.

(4) Includes primarily adjustments to the 2000 extraordinary gain on acquisition, resulting from favorable resolution of prior years’ tax matters.

REYNOLDS AMERICAN INC.
Reconciliation of 2003 GAAP Results to 2004 GAAP Results
(Dollars in Millions)
(Unaudited)

	Fourth Quarter		Twelve Months
	Operating	Net	Operating	Net
	Income (Loss)	Income (Loss)	Income (Loss)	Income (Loss)
2003 Results	$(473)	$(136)	$(3,841)	$(3,446)
Add back 2003 restructuring and impairment charges	608	565	4,563	4,248
Deduct 2003 reduction of returned goods reserve	(3)	(2)	(96)	(58)
Deduct 2003 favorable resolution of tax matters	—	(114)	—	(169)
Deduct 2003 adjustment to 1999 gain on sale of discontinued operations	—	(122)	—	(122)
Deduct 2003 extraordinary item-gain on acquisition	—	(121)	—	(121)
Net 2004 restructuring charges	(30)	(18)	(5)	(3)
Impairment charges	(199)	(120)	(199)	(120)
Settlements	(17)	(11)	(50)	(31)
Federal buyout legislation	69	42	69	42
Merger/integration costs	(43)	(26)	(130)	(79)
Returned goods reserve	(38)	(23)	(38)	(23)
Favorable resolution of tax matters	—	30	—	126
Gain on sale of discontinued businesses	—	11	—	12
Extraordinary item - gain on acquisition	—	—	—	49
Operations	175	121	609	383

2004 Results	$49	$76	$882	$688

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

The following condensed consolidated balance sheets include the audited accounts of RJR as of Dec. 31, 2003 and the unaudited accounts of RAI as of Dec 31, 2004. The $3.0 billion cost of the acquisition of B&W/Lane has been allocated to certain assets acquired and liabilities assumed based on their fair values as of the acquisition date. The excess purchase price over the allocation has been included in goodwill.

	December 31,	December 31,
	2004	2003
	(Unaudited)
Assets
Cash and cash equivalents	$1,499	$970
Short-term investments	473	660
Other current assets	2,652	1,701
Trademarks, net	2,403	1,759
Goodwill	5,685	3,292
Other noncurrent assets	1,716	1,295

	$14,428	$9,677

Liabilities and shareholders’ equity
Tobacco settlement and related accruals	$2,381	$1,629
Current maturities of long-term debt	50	56
Accrued liabilities and other current liabilities	1,624	1,180
Long-term debt (less current maturities)	1,595	1,671
Deferred income taxes	805	806
Long-term retirement benefits	1,469	1,034
Other noncurrent liabilities	328	244
Shareholders’ equity	6,176	3,057

	$14,428	$9,677

REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Pro-forma GAAP Results

The following pro-forma GAAP results for the quarter and year ended December 31, 2004 and 2003 are presented as if the merger had been completed on January 1, 2003.

	Fourth Quarter		Twelve Months
	2004 (2)	2003 (1)	2004 (2)	2003 (1)
Operating income (loss):
RAI GAAP	$49	$(473)	$882	$(3,841)
B&W/Lane GAAP results	—	106	328	351
Proforma adjustments	31	(5)	(76)	(103)

RAI pro-forma GAAP	$80	$(372)	$1,134	$(3,593)

The proforma GAAP operating results include the following expenses (income):
RJR net restructuring charges (adjustments)	30	3	5	368
RJR impairment charges	199	605	199	4,195
RJR settlements	17	—	50	—
RAI Phase II growers’ trust offset	(69)	—	(69)	—
RAI merger/integration costs	43	—	130	—
RAI returned goods reserve	38	—	38	—
B&W merger/integration costs	—	—	38	—
B&W net restructuring and impairment charges	—	10	1	182
B&W Tobacco Growers’/MSA/other settlements	—	—	—	(33)

Net income (loss):
RAI GAAP	$76	$(136)	$688	$(3,446)
B&W/Lane GAAP Results	—	79	200	221
Proforma adjustments	19	(19)	(50)	(83)

RAI pro-forma GAAP	$95	$(76)	$838	$(3,308)

The proforma GAAP results include the following expenses (income):
RJR gain on discontinued operations	(11)	(122)	(12)	(122)
RJR extraordinary gain on acquisition	—	(121)	(49)	(121)
RAI benefit of prior years’ tax resolution	(30)	(114)	(126)	(169)
RJR net restructuring charges (adjustments)	18	2	3	224
RJR impairment charges	120	563	120	4,024
RJR settlements	11	—	31	—
RAI Phase II growers’ trust offset	(42)	—	(42)	—
RAI merger/integration costs	26	—	79	—
RAI returned goods reserve	23	—	23	—
B&W merger/integration costs	—	—	23	—
B&W net restructuring and impairment charges	—	6	1	109
B&W Tobacco Growers’/MSA/other settlements	—	—	—	(20)

(1) Results for the fourth quarter of 2003 include a benefit related to RJR’s change in policy concerning returned goods reserve of $3 million in operating income, $2 million in net income. For the twelve months ended Dec. 31, 2003, this change benefitted operating income $96 million and net income $58 million.